EVOLVE TRANSITION INFRASTRUCTURE REPORTS EXERCISE OF RIGHT TO PURCHASE COMMON UNITS

HOUSTON, January 8, 2024 (GLOBE NEWSWIRE)—Evolve Transition Infrastructure LP (NYSE American: SNMP) (the “Partnership”) announced today that Evolve Transition Infrastructure GP LLC, the general partner of the Partnership (the “General Partner”), has elected to exercise the right to purchase all of the issued and outstanding common units representing limited partner interests (“Common Units”) in the Partnership not already owned by the General Partner or its controlled affiliates (the “Transaction Units”) pursuant to Section 15.1 of the Partnership’s Third Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”).
The General Partner will purchase the Transaction Units on February 16, 2024 (the “Purchase Date”) for a cash purchase price of $1.389285 per Transaction Unit. The purchase price was calculated pursuant to the formula set forth in Section 15.1(b) of the Limited Partnership Agreement based on the average of the daily closing prices per Common Unit on the NYSE American (“NYSE American”) for the 20 consecutive trading days ending on January 4, 2024, the trading day immediately prior to the third day prior to January 8, 2024, the date the notice of election is being mailed.
As of the Purchase Date, all rights of the holders of the Transaction Units will cease, except for the right to receive payment of the purchase price. Upon completion of the purchase on the Purchase Date, the General Partner and its affiliates will own, directly or indirectly, 100% of the Common Units. In addition, upon completion of the purchase, the Common Units will cease to be publicly traded or listed on the NYSE American, and will not be listed or quoted on any other venue.
About Evolve Transition Infrastructure LP

Evolve Transition Infrastructure LP is a publicly-traded limited partnership formed in 2005 focused on the acquisition, development and ownership of infrastructure critical to the transition of energy supply to lower carbon sources. Evolve owns natural gas gathering systems, pipelines and processing facilities in South Texas and continues to pursue energy transition infrastructure opportunities.
Partnership Contact
Charles C. Ward
Interim Chief Executive Officer, Chief Financial Officer and Secretary
ir@evolvetransition.com
(713) 800-9477